AMC NETWORKS INC. REPORTS FIRST QUARTER 2025 RESULTS
New York, NY – May 9, 2025: AMC Networks Inc. ("AMC Networks" or the "Company") (NASDAQ: AMCX) today reported financial results for the first quarter ended March 31, 2025.
Chief Executive Officer Kristin Dolan said: "We continue to execute on our core strengths as we navigate the changing world of media. During the first quarter we delivered high-quality premium programming to our audiences, launched ad-supported AMC+ on Charter and generated $94 million of free cash flow.(1) We remain nimble and opportunistic in broadly distributing our sought-after content across all available platforms to build value for our partners, viewers and shareholders."
Operational Highlights:
•Launched ad-supported AMC+ availability for Spectrum TV Select customers at the end of March as part of our early, multi-year renewal with Charter announced last September.
•Continued expansion of our growing FAST channels business with upcoming launch of new FAST channel, Acorn TV Mysteries.
•Dark Winds returned for its third season with approximately 2.2 million premiere night viewers and a significant increase in AMC+ direct-to-consumer acquisition activity over the previous season. The series, which continues to receive near universal critical acclaim, has been renewed for a fourth season.
•Continued strong momentum across the Anne Rice Immortal Universe, with the upcoming launch of new series: Anne Rice’s Talamasca: The Secret Order, debuting this fall and renewal of Anne Rice's Mayfair Witches for a third season.
•Announced development of a new AMC Studios franchise, Great American Stories, built on iconic American stories. Each season will be devoted to a different celebrated work, historical moment, or individual narrative celebrating the American spirit, starting with The Grapes of Wrath.
•Greenlit Allie & Andi, a new Acorn TV crime drama, with Brooke Shields starring and executive producing.
•As the Company continues to dominate the horror space, it is offering advertisers unparalleled access to a loyal and engaged fan base through new opportunities including the upcoming ad-supported launch of Shudder; Shudder’s 10-year anniversary this year; and a multi-platform partnership with Sphere this fall across FearFest, Shudder and Sphere’s annual “Sphere of Fear” Exosphere show.
Financial Highlights – First Quarter Ended March 31, 2025:
•Net cash provided by operating activities of $109 million; Free Cash Flow(1) of $94 million.
•Operating income of $64 million; Adjusted Operating Income(1) of $104 million, with a margin of 19%.
•Net revenues of $555 million decreased 7% from the prior year.
◦Streaming revenues of $157 million increased 8% from the prior year.
•Diluted EPS of $0.34; Adjusted EPS(1) of $0.52.
Consolidated Results:

(dollars in thousands, except per share amounts)	Three Months Ended March 31,
	2025	2024	Change
Net Revenues	$555,233	$596,461	(6.9)%
Operating Income	$64,197	$110,178	(41.7)%
Adjusted Operating Income	$104,485	$149,124	(29.9)%

Diluted Earnings Per Share	$0.34	$1.03	(67.0)%
Adjusted Earnings Per Share	$0.52	$1.16	(55.2)%

Net cash provided by operating activities	$108,805	$150,869	(27.9)%
Free Cash Flow	$94,185	$144,149	(34.7)%
(1) See page 4 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income, Adjusted EPS and Free Cash Flow.

Segment Results:
Domestic Operations - First Quarter Results:

(dollars in thousands)	Three Months Ended March 31,
	2025	2024	Change
Net Revenues	$486,307	$524,226	(7.2)%
Segment Adjusted Operating Income	123,924	162,319	(23.7)%

•Domestic Operations revenues decreased 7% from the prior year to $486 million.
◦Subscription revenues decreased 3% to $313 million due to declines in the linear subscriber universe, partially offset by streaming revenue growth.
▪Streaming revenues increased 8% to $157 million primarily due to the impact of price increases across our services.
◦In the first quarter, we updated our streaming subscriber definition to only include subscribers who register on an a la carte basis and from whom we receive a fee for one of our streaming services, directly through our direct-to-consumer ("DTC") applications or indirectly through one of our streaming platform arrangements. This definitional change resulted in the exclusion of subscribers from our count who received access to our streaming services from distributors through a video package that also included access to our programming networks. Subscribers in this release reflect our updated definition. Recast subscribers for historical periods can be found in the "Other Matters" section of this release. Streaming subscribers of 10.2 million as of March 31, 2025 were consistent with streaming subscribers as of March 31, 2024. Streaming subscribers declined slightly as compared to 10.4 million subscribers at the end of 2024. The sequential decrease reflects our continued focus on higher quality subscribers, which was realized through the implementation of tighter credit standards for new sign-ups across our DTC and partner acquisition funnels as well as the timing and cadence of our content slate and subscriber acquisition marketing. We are already seeing the benefits of the further strengthening of our subscriber base with strong retention and engagement across the portfolio. In the first quarter we saw a year-over-year improvement in retention, and in terms of engagement we saw a sequential double-digit increase in viewership hours per subscriber.
▪Affiliate revenues declined 12% to $156 million primarily due to basic subscriber declines, and to a lesser extent, contractual rate decreases in connection with renewals.
◦Content licensing revenues decreased 13% to $54 million due to the availability of deliveries in the period, including the prior year beneficial impact of the sale of our rights and interests to Killing Eve in the first quarter of 2024.
◦Advertising revenues decreased 15% to $119 million primarily due to linear ratings declines.
•Adjusted Operating Income decreased 24% to $124 million, with a margin of 25%. The decrease in Adjusted Operating Income was primarily driven by continued revenue headwinds in our linear businesses.

International - First Quarter Results:

(dollars in thousands)	Three Months Ended March 31,
	2025	2024	Change
Net Revenues	$69,946	$75,605	(7.5)%
Segment Adjusted Operating Income	9,851	13,400	(26.5)%

•International revenues decreased 7% from the prior year to $70 million.
◦Subscription revenues decreased 12% to $45 million primarily due to the non-renewal of a distribution agreement in Spain in the fourth quarter of 2024.
◦Advertising revenues increased 5% to $23 million due to increased ratings and advertising growth in the U.K., including digital and advanced advertising, partially offset by lower advertising revenues across our other European markets.
•Adjusted Operating Income decreased 26% to $10 million. The decrease in Adjusted Operating Income was primarily driven by the impact of the non-renewal of a distribution agreement in Spain in the fourth quarter of 2024.

Other Matters
Open Market Repurchases of 4.25% Senior Notes due 2029
In April 2025, the Company repurchased $32 million principal amount of its 4.25% senior notes due February 2029 through open market repurchases, at a $9 million discount, and retired the repurchased notes.
Streaming Subscribers and Subscription Revenue Reporting Changes
In the first quarter of 2025, the Company updated its definition of "streaming subscribers" and the definitions of "affiliate revenues" and "streaming revenues". These changes have no effect on the Company's consolidated financial statements or results of operations. The impact of these changes to historical affiliate revenues and streaming revenues is not material. The new definitions are as follows:
Streaming subscriber (previously "aggregate paid subscriber"): A subscriber who registers on an a la carte basis and from whom we receive a fee for one of our streaming services directly through our DTC applications or indirectly through one of our streaming platform arrangements.
The Company expects to provide further updates over time regarding the trending of customers that are provided access to our streaming services as part of video packages that also include access to our programming networks to ensure a holistic picture of the Company's programming distribution.
The following table sets forth our streaming subscribers, presented under both the old definition of "aggregate paid subscriber" and the new definition of "streaming subscriber" as of each date indicated.

(in thousands)	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024
As originally reported (a)	11,443	11,516	11,588	11,750	12,388
Adjustments (b)	(1,306)	(1,351)	(1,371)	(1,545)	(1,971)
Recast (c)	10,137	10,165	10,217	10,205	10,417
(a)Originally reported as "aggregate paid subscribers". Prior to the first quarter of 2025, a paid subscription was defined as a subscription to a direct-to-consumer service or a subscription received through distributor arrangements, in which we received a fee for the distribution of our streaming services.
(b)Primarily consists of Orange (Spain) and Philo customers at the end of the period presented that were provided access to our streaming services as part of video packages that also included access to our programming networks.
(c)Under new definition of "streaming subscribers".
Affiliate revenues: Represents fees received from distributors for the rights to use the Company's programming under multi-year contracts, commonly referred to as "affiliation agreements." Affiliate revenues also include fees received from distributors who provide access to our streaming services to customers through a video package that also includes access to our programming networks. Affiliate revenues are earned from cable and other multichannel video programming distribution platforms, including direct broadcast satellite and platforms operated by telecommunications providers and virtual multichannel video programming distributors.
Streaming revenues: Represents fees for our streaming services earned from our DTC platforms as well as through streaming platform arrangements with companies that sell our streaming services on our behalf.
Stock Repurchase Program & Outstanding Shares
As previously disclosed, the Company's Board of Directors has authorized a program to repurchase up to $1.5 billion of the Company’s outstanding shares of Class A Common Stock. The Stock Repurchase Program has no pre-established termination date and may be suspended or discontinued at any time. During the three months ended March 31, 2025, the Company did not repurchase any shares. As of March 31, 2025, the Company had $135 million of authorization remaining for repurchase under the Stock Repurchase Program.
As of May 2, 2025, the Company had 33,442,870 shares of Class A Common Stock and 11,484,408 shares of Class B Common Stock outstanding.
Please see the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, which will be filed later today, for further details regarding the above matters.

Description of Non-GAAP Measures

Internally, the Company uses Adjusted Operating Income (Loss) and Free Cash Flow measures as the most important indicators of its business performance and evaluates management’s effectiveness with specific reference to these indicators.

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before share-based compensation expense or benefit, depreciation and amortization, impairment and other charges (including gains or losses on sales or dispositions of businesses), restructuring and other related charges, cloud computing amortization, and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. From time to time, we may exclude the impact of certain events, gains, losses, or other charges (such as significant legal settlements) from AOI that affect our operating performance. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts, and peers to compare performance in the industry.

Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to Adjusted Operating Income (Loss), please see page 10 of this release.

The Company defines Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of net cash provided by operating activities to Free Cash Flow, please see page 10 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and other charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets; restructuring and other related charges; and the impact associated with the modification of debt arrangements, including gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of earnings per diluted share to Adjusted EPS, please see page 11 of this release.

Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Conference Call Information
AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its first quarter 2025 results. To listen to the call, please visit investors.amcnetworks.com.
About AMC Networks Inc.
AMC Networks (Nasdaq: AMCX) is home to many of the greatest stories and characters in TV and film and the premier destination for passionate and engaged fan communities around the world. The Company creates and curates celebrated series and films across distinct brands and makes them available to audiences everywhere. Its portfolio includes targeted streaming services AMC+, Acorn TV, Shudder, Sundance Now, ALLBLK and HIDIVE; cable networks AMC, BBC AMERICA (which includes U.S. distribution and sales responsibilities for BBC News), IFC, SundanceTV and We TV; and film distribution labels Independent Film Company and RLJE Films. The Company also operates AMC Studios, its in-house studio, production and distribution operation behind acclaimed and fan-favorite original franchises including The Walking Dead Universe and the Anne Rice Immortal Universe; and AMC Networks International, its international programming business.
Contact

Investor Relations	Corporate Communications
Nicholas Seibert	Georgia Juvelis
nicholas.seibert@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues, net	$555,233	$596,461
Operating expenses:
Technical and operating (excluding depreciation and amortization)	267,346	271,576
Selling, general and administrative	197,975	188,881
Depreciation and amortization	20,926	25,826
Restructuring and other related charges	4,789	—
Total operating expenses	491,036	486,283
Operating income	64,197	110,178
Other income (expense):
Interest expense	(43,392)	(32,841)
Interest income	8,415	8,885
Miscellaneous, net	7,888	(5,190)
Total other expense	(27,089)	(29,146)
Income from operations before income taxes	37,108	81,032
Income tax expense	(14,955)	(23,649)
Net income including noncontrolling interests	22,153	57,383
Less: Net income attributable to noncontrolling interests	(4,104)	(11,580)
Net income attributable to AMC Networks' stockholders	$18,049	$45,803

Net income per share attributable to AMC Networks' stockholders:
Basic	$0.40	$1.04
Diluted	$0.34	$1.03

Weighted average common shares:
Basic	44,821	44,068
Diluted	56,616	44,600

AMC NETWORKS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income including noncontrolling interests	$22,153	$57,383
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	20,926	25,826
Share-based compensation expenses related to equity classified awards	5,757	6,075
Non-cash restructuring and other related charges	3,470	—
Amortization and write-off of program rights	197,881	202,552
Amortization of deferred carriage fees	6,885	4,920
Unrealized foreign currency transaction (gain) loss	(3,329)	2,504
Amortization of deferred financing costs and discounts on indebtedness	1,969	1,750
Deferred income taxes	(10,675)	(4,011)
Other, net	(3,928)	(2,230)
Changes in assets and liabilities:
Accounts receivable, trade (including amounts due from related parties, net)	53,204	30,704
Prepaid expenses and other assets	12,658	63,606
Program rights and obligations, net	(169,605)	(193,006)
Deferred revenue	(1,296)	(4,575)
Accounts payable, accrued liabilities and other liabilities	(27,265)	(40,629)
Net cash provided by operating activities	108,805	150,869
Cash flows from investing activities:
Capital expenditures	(14,620)	(6,720)
Other investing activities, net	—	3,936
Net cash used in investing activities	(14,620)	(2,784)
Cash flows from financing activities:
Principal payments on Term Loan A Facility	(8,125)	(16,875)
Deemed repurchases of restricted stock units	(3,643)	(3,961)
Principal payments on finance lease obligations	(1,198)	(1,129)
Distributions to noncontrolling interests	—	(1,168)
Net cash used in financing activities	(12,966)	(23,133)
Net increase in cash and cash equivalents from operations	81,219	124,952
Effect of exchange rate changes on cash and cash equivalents	4,361	(5,006)
Cash and cash equivalents at beginning of period	784,649	570,576
Cash and cash equivalents at end of period	$870,229	$690,522

AMC NETWORKS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$870,229	$784,649
Accounts receivable, trade (less allowance for doubtful accounts of $8,913 and $9,468)	573,234	623,898
Prepaid expenses and other current assets	259,878	262,257
Total current assets	1,703,341	1,670,804
Property and equipment, net of accumulated depreciation of $473,179 and $458,396	145,010	143,036
Program rights, net	1,655,445	1,713,952
Intangible assets, net	209,961	216,478
Goodwill	250,728	246,304
Deferred tax assets, net	14,517	13,183
Operating lease right-of-use assets	54,595	58,390
Other assets	298,229	300,074
Total assets	$4,331,826	$4,362,221
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$99,320	$88,570
Accrued liabilities	270,856	290,718
Current portion of program rights obligations	191,119	221,603
Deferred revenue	60,576	61,838
Current portion of long-term debt	97,500	7,500
Current portion of lease obligations	33,673	32,439
Total current liabilities	753,044	702,668
Program rights obligations	142,927	144,476
Long-term debt, net	2,232,563	2,328,719
Lease obligations	56,417	64,581
Deferred tax liabilities, net	111,585	121,302
Other liabilities	53,081	60,334
Total liabilities	3,349,617	3,422,080
Commitments and contingencies
Redeemable noncontrolling interests	61,076	55,881
Stockholders' equity:
Class A Common Stock, $0.01 par value, 360,000 shares authorized: 66,730 and 66,730 shares issued and 33,431 and 32,636 shares outstanding, respectively	667	667
Class B Common Stock, $0.01 par value, 90,000 shares authorized: 11,484 shares issued and outstanding	115	115
Preferred stock, $0.01 par value, 45,000 shares authorized: none issued	—	—
Paid-in capital	424,806	437,860
Accumulated earnings	2,104,801	2,092,229
Treasury stock, at cost (33,299 and 34,094 shares Class A Common Stock, respectively)	(1,391,334)	(1,408,307)
Accumulated other comprehensive loss	(250,218)	(266,969)
Total AMC Networks stockholders' equity	888,837	855,595
Non-redeemable noncontrolling interests	32,296	28,665
Total stockholders' equity	921,133	884,260
Total liabilities and stockholders' equity	$4,331,826	$4,362,221

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

Capitalization	March 31, 2025
Cash and cash equivalents	$870,229

Credit facility debt (a)	$357,500

10.25% Senior Secured Notes due January 2029	$875,000
4.25% Senior Notes due February 2029	985,010
4.25% Convertible Senior Notes due February 2029 (b)	143,750
Senior notes (c)	$2,003,760
Total debt	$2,361,260

Net debt	$1,491,031

Finance leases	16,289
Net debt and finance leases	$1,507,320

	Twelve Months Ended March 31, 2025
Operating Income (GAAP)	$(85,581)
Share-based compensation expense	25,733
Depreciation and amortization	93,115
Restructuring and other related charges	54,253
Impairment and other charges	399,513
Cloud computing amortization	13,117
Majority owned equity investees	17,784
Adjusted Operating Income (Non-GAAP)	$517,934

Leverage ratio (d)	2.9	x
(a)Represents the aggregate principal amount of the debt, with the Term Loan A (non-extended) of $90.0 million maturing in February 2026, the Term Loan A (extended) of $267.5 million maturing in April 2028, and commitments under our undrawn $175.0 million revolving credit facility terminating in April 2028. Total undrawn revolver commitments are available to be drawn for general corporate purposes of the Company.
(b)Subject to the terms of the indenture for the Convertible Notes, the Convertible Notes may be converted at an initial conversion rate of 78.5083 shares of Class A Common Stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $12.74 per share of Class A Common Stock).
(c)Represents the aggregate principal amount of the debt.
(d)Represents net debt and finance leases divided by Adjusted Operating Income for the twelve months ended March 31, 2025. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned. AMC Networks was in compliance with all of its financial covenants under the Company's credit facility as of March 31, 2025. As of March 31, 2025, as determined for purposes of the Company’s credit facility, the Net Leverage Ratio was approximately 4.34:1.00 and the Interest Coverage Ratio was approximately 2.64:1.00.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

Adjusted Operating Income	Three Months Ended March 31,
	2025	2024
Operating income	$64,197	$110,178
Share-based compensation expenses	5,757	6,075
Depreciation and amortization	20,926	25,826
Restructuring and other related charges	4,789	—
Cloud computing amortization	3,213	3,548
Majority owned equity investees AOI	5,603	3,497
Adjusted operating income	$104,485	$149,124

Free Cash Flow (1)	Three Months Ended March 31,
	2025	2024
Net cash provided by operating activities	$108,805	$150,869
Less: capital expenditures	(14,620)	(6,720)
Free Cash Flow	$94,185	$144,149

Supplemental Cash Flow Information	Three Months Ended March 31,
	2025	2024
Restructuring initiatives (2)	$(5,751)	$(4,821)
Distributions to noncontrolling interests	—	(1,168)

(1) Free Cash Flow includes the impact of certain cash receipts or payments (such as restructuring initiatives, significant legal settlements and programming write-offs) that affect period-to-period comparability.

(2) Restructuring initiatives include cash payments of $5.4 million for severance and employee-related costs and $0.4 million for content impairments and other exit costs for the three months ended March 31, 2025. Restructuring initiatives include cash payments of $3.5 million for severance and employee-related costs and $1.3 million for content impairments and other exit costs for the three months ended March 31, 2024.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands, except per share amounts)
(unaudited)

Adjusted Earnings Per Share
	Three Months Ended March 31, 2025
	Income from operations before income taxes	Income tax expense	Less: Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP) (1)	$38,635	$(15,336)	$(4,104)	$19,195	$0.34
Adjustments:
Amortization of acquisition-related intangible assets	7,795	(1,895)	(359)	5,541	0.10
Restructuring and other related charges	4,790	(302)	—	4,488	0.08
Impairment and other charges	—	—	—	—	—
Loss on extinguishment of debt, net	—	—	—	—	—
Adjusted Results (Non-GAAP)	$51,220	$(17,533)	$(4,463)	$29,224	$0.52
(1) Includes the required adjustment for interest expense associated with the convertible debt.

	Three Months Ended March 31, 2024
	Income from operations before income taxes	Income tax expense	Less: Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$81,032	$(23,649)	$(11,580)	$45,803	$1.03
Adjustments:
Amortization of acquisition-related intangible assets	8,556	(1,873)	(962)	5,721	0.13
Restructuring and other related charges	—	—	—	—	—
Impairment and other charges	—	—	—	—	—
Loss on extinguishment of debt, net	—	—	—	—	—
Adjusted Results (Non-GAAP)	$89,588	$(25,522)	$(12,542)	$51,524	$1.16